Exhibit 99.1

Air Lease Corporation Increases Senior Unsecured Revolving Credit Facility to $7.0 Billion

LOS ANGELES, California, April 26, 2022 – Air Lease Corporation (NYSE: AL) amended and extended its senior unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, whereby the company extended the final maturity date of the facility from May 5, 2025 to May 5, 2026 and increased the total revolving commitments to approximately $7.0 billion from $6.8 billion, across 52 financial institutions as of May 5, 2022. The senior unsecured revolving credit facility accrues interest at adjusted term SOFR plus a margin of 1.05% per year with a 0.20% facility fee, each subject to adjustments based on the company’s credit ratings.

“We are pleased to announce the extension of our senior unsecured revolving credit facility by one year to 2026 and upsize of the facility to $7.0 billion,” said Gregory B. Willis, Executive Vice President and Chief Financial Officer of Air Lease Corporation. “The success of this facility is reflective of ALC’s investment grade credit metrics and the strength of our platform, and we appreciate the continued support of our lender group. This credit facility remains a foundational component of ALC’s funding strategy, providing us with a highly cost efficient and flexible financing tool to support the continued expansion of our fleet.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the “Investors” section of ALC’s website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.

Investors:	Media:

Jason Arnold	Laura Woeste
Assistant Vice President, Finance	Senior Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com

Ashley Arnold
Manager, Media and Investor Relations
Email: press@airleasecorp.com